EXHIBIT 10.1
SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (“Agreement”) is entered into as of September 16, 2015 by Ramesh Subrahmanian (“Employee”) and Stryker Corporation, a Michigan corporation, with a place of business at 2825 Airview Boulevard, Kalamazoo, MI 49002 (hereinafter referred to as ”Stryker”). As used in the Agreement, “Stryker” or “the Company” shall include Stryker, its parent company, subsidiaries and divisions, including but not limited to Stryker Singapore Private Ltd. and their present and past directors, officers, employees, agents, and representatives.
Employee presently holds the position of Group President, International. Employee and Stryker have determined that it is in their mutual best interests to fully and finally resolve and settle Employee’s employment status. The terms and conditions to which Employee and Stryker have agreed are set forth in this Agreement.
In consideration of the mutual promises and undertakings of the parties, it is hereby agreed as follows:
1.        Ongoing Employment and Termination. Employee will step down from his role as Group President, International effective December 31, 2015. In addition, any ongoing signing authority on behalf of Stryker will be revoked as of that date. If Employee accepts the compensation and benefits outlined in Section 2, he will remain employed by the Company as an Advisor to Chairman of the Board and CEO, from January 1, 2016 through March 31, 2016 (the “Advisory Period”) and will continue on his assignment to Stryker Singapore. During the remaining employment period, Employee will be responsible for assisting in the close out of the 2015 year end, preparing budget and other requirements for 2016, completing performance reviews, transitioning responsibilities to those individuals responsible for the work going forward and finalizing all administrative activities and/or projects as assigned by the Chairman of the Board and CEO. Employee will comply with all company policies during this period of employment with Stryker. Employee’s employment with Stryker shall terminate in any capacity or position effective March 31, 2016 (the “Termination Date”). Except as expressly provided in paragraph 2, below, Employee’s entitlement to compensation, benefits, damages, costs, expenses or monetary amounts of any kind from Stryker will cease as of the Termination Date.
2.        Compensation, Severance and Benefits.
a.Compensation during Advisory Period. In exchange for the promises made by Employee in this Agreement, Stryker agrees to continue to pay Employee his base semi-monthly salary compensation in effect as of the date of this Agreement in the amount of $22,041.66 per pay period through the Termination Date. Such payments are subject to appropriate federal, state and local withholding taxes. Except as expressly provided in this paragraph 2, Employee’s entitlement to compensation, benefits, damages, costs, expenses or monetary amounts of any kind from Stryker will cease as of the Termination Date.

b.Compensation - Incentive Pay and Future Payments. Stryker agrees to pay Employee the Employee’s 2015 annual incentive pay on the same schedule that such payments regularly are made and based on the actual results for 2015. Such payments shall be subject to appropriate federal, state and local withholding taxes. As further consideration, Employee is eligible to receive an incentive bonus in the amount of $99.187.50, based upon the successful completion of his responsibilities during the Advisory Period. If Employee successfully completes his responsibilities during the Advisory Period, Stryker will pay the bonus on or before April 15, 2016. Any payments to Employee are subject to appropriate federal, state and local withholding taxes. Employee acknowledges that he is not eligible for any other incentive compensation payments, including any 2016 annual incentive

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payment.

c.Severance. In exchange for the promises made by Employee in this Agreement, including successful completion of his responsibilities through the Termination Date, Stryker agrees to pay Employee severance equal to nine (9) months of his base salary compensation in effect as of the date of this Agreement. Severance will be made as salary continuation, commencing the first pay period following the Termination Date and ending a total of eighteen (18) payroll periods later, for a total of $396,750.00 in gross severance pay. Stryker further agrees to pay Employee a lump sum payment in the gross amount of $275,000.00. Employee is eligible to receive this payment on or before March 15, 2016. Such payments are subject to appropriate federal, state and local withholding taxes. Employee understands that payments will not be included in compensation for purposes of calculating the benefits to which Employee is entitled under any 401(k), pension or other retirement plans.

d.    Compensation - Incidentals. Stryker will reimburse Employee for all appropriate incidental travel and business expenses related to the Employee’s employment through the Termination Date consistent with Stryker’s policies, as presently constituted or as amended, provided that all expense reports are submitted to Kevin Lobo of Stryker for reimbursement on or before March 31, 2016.
e.    Vacation Pay. Employee shall be entitled to take vacation through the Termination Date. Employee will not receive payment for any unused vacation time accrued as of the Termination Date.
f.    Outplacement Counseling. As further consideration, Stryker will pay for the costs of professional outplacement counseling through Lee Hecht Harrison, if requested by Employee, for twelve (12) months.
g.    COBRA. As further consideration, if Employee is eligible for COBRA and elects COBRA continuation coverage following termination of employment, Stryker agrees to pay the costs of COBRA insurance continuation premiums for a period of nine (9) months from the Termination Date to December 31, 2016. After cessation of the company-paid COBRA period, Employee retains the right to extend applicable insurance coverage under Employee’s remaining COBRA continuation period at Employee’s own expense. COBRA continuation coverage may be terminated if Employee does not timely pay Employee’s portion of the required monthly cost of coverage. Stryker reserves the right at any time to alter, modify, amend or terminate its health benefits and plan documents in any manner it deems appropriate and all such changes shall be applicable to Employee.
h.    Restricted Stock and Stock Options. Employee currently holds Restricted Stock Units and the options to purchase Stryker Common Stock (“Stock Options”) that are described, as to grant date, number of shares covered, purchase price, and vesting schedule, on Exhibit B hereto (collectively, the “Stock Grants”). Each such Stock Option shall remain exercisable in accordance with its original terms. With respect to any outstanding Stock Grants, Employee acknowledges that Employee will cease to be an employee on March 31, 2016 and that accordingly, pursuant to the terms of the long term incentive plan(s) and/or Award Agreements under which they were granted, as of March 31, 2016 (i) any unvested Stock Grants will lapse, and (ii) any Stock Options that have vested as of that date will lapse unless exercised within thirty (30) days after such date according to the terms of such plans. Employee understands that Employee is not entitled to nor shall Employee receive any Stock Grants for 2016.
i.    Expatriate Assignment and Repatriation. Employee will continue to be eligible to receive expatriate benefits in accordance with Stryker’s International Assignments Policy. Except for benefits outlined in the letter attached as Exhibit C, all expatriate benefits will terminate as of the Termination Date. Employee is eligible to be repatriated from Singapore to the United States in accordance with the letter attached as

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Exhibit C. For employee to receive repatriation, he must execute Exhibit C no later than June 30, 2016.
3.        Personnel Records. Employee’s permanent personnel record at Stryker will reflect the Employee’s termination of employment with Stryker effective as of the Termination Date.
4.        Reference. The parties agree that as to any person or entity that seeks an employment reference for Employee, Stryker will only offer the following information: positions held, dates of employment, and salaries earned unless Employee provides a written release to Stryker authorizing the provision of additional information.
5.         Release. In exchange for the compensation and benefits to be provided by Stryker, Employee, for the Employee and for the Employee’s heirs, personal representatives, successors and assigns, hereby:
a.    releases and forever discharges Stryker from all claims, causes of action, demands, rights, damages, liability, costs or expenses, of every kind and description, whether known or unknown, which the Employee now has or has ever had in the past, of every nature or cause, arising out of or in any way connected, directly or indirectly, with Employee’s employment with Stryker or the termination of that employment. This release includes, but is not limited to, claims of discrimination based on age, race, color, national origin, ancestry, religion, marital status, sex, citizenship status, medical condition or disability, height, weight, or any other legally protected characteristic or preference; claims of sexual, racial, religious or other harassment; breach of implied or express contract, including the covenant of good faith and fair dealing; any claim for back wages, bonus payments, or other compensation or benefits; intentional interference with contractual relations or prospective economic advantage; negligent or intentional misrepresentation; negligence; fraud; estoppel or reliance; defamation, slander, or libel; negligent and intentional infliction of emotional distress; violation of public policy; wrongful or constructive discharge; invasion of privacy; any claim under applicable state and local wage and hour laws; violation of the Worker Adjustment and Retraining Notification Act; any claim for severance under the Stryker Corporation Discretionary Severance Pay Plan, and any claim of any type whatsoever, whether based on contract or tort, or any federal, state or local statute, regulation, rule or ordinance, including, but not limited to, the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1870, the Genetic Information Nondiscrimination Act of 2008, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, as amended, the Older Workers Benefit Protection Act of 1990, the Equal Pay Act of 1963, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974 (“ERISA”), to the extent provided by law, the Civil Rights Act of 1991, the Sarbanes-Oxley Act of 2002, the Michigan Elliott-Larsen Civil Rights Act, and the Michigan Handicappers’ Civil Rights Act, and any analogous state or local law in the state and/or country in which Employee works. Employee reserves any rights the Employee may have to claim workers’ compensation, unemployment compensation, COBRA benefits, and other vested benefits. Employee waives any procedural requirements or rights created by any bylaws, personnel policies, benefit statements or summaries, or contracts of employment (written or unwritten), except as set forth in this Agreement. As used in this paragraph and paragraph 6, “Stryker” shall describe collectively Stryker Corporation and Stryker Singapore Private Ltd. and their affiliates, subsidiaries, divisions, parent and sister companies, trustees, officers, directors, shareholders, representatives, agents, employees, attorneys, successors, assigns, and any employee benefit plan or funds established, sponsored or administered by any of them. Employee acknowledges and agrees that in consideration for the benefits and compensation provided herein, the Employee is not eligible for and will not receive any payments under the Stryker Corporation Discretionary Severance Pay Plan.
6.        Other Claims or Lawsuits. Employee shall not institute any lawsuit, claim, complaint or other proceeding against or involving Stryker based on Employee’s employment with Stryker or upon any act or omission occurring up to and including the date this Agreement is fully executed, whether as an individual or

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class action, with any administrative agency, regulatory agency, judicial or other forum under any federal, state or local laws, rules, regulations or any other basis. Further, Employee shall not seek or accept any award or settlement from any such source or proceeding (not including unemployment insurance proceedings). In the event that Employee institutes, is a knowing participant, or is a willing member of a class that institutes any such action, the Employee’s claims shall be dismissed or class membership terminated with prejudice immediately upon presentation of this Agreement. This Agreement does not prohibit Employee from participating in an investigation by the Equal Employment Opportunity Commission or any analogous state agency, but the Employee acknowledges that the Employee is not entitled to any other monies other than those described in this Agreement and that if the Employee ever makes and/or files any claim and/or, cause of action against Stryker, the Employee will withdraw it with prejudice within seven (7) days and, if requested, stipulate to court and/or agency approval and enforcement of this Agreement.
7.        Trade Secrets and Confidential and Proprietary Information. Employee agrees that, except as may otherwise be required by law, the Employee will at no time disclose to any third party, nor use for the Employee’s own benefit or for the benefit of any third party, any trade secrets, confidential information or proprietary information concerning the financial and business affairs of Stryker. “Confidential and proprietary information” includes, but is not limited to, know-how, trade secrets, and technical, business and financial information and any other non-public information in any way learned by the Employee during the Employee’s employment with Stryker, including, but not limited to (a) prices, renewal dates and other detailed terms of customer or supplier contracts and proposals; (b) information concerning Stryker’s customers, clients, referral sources and vendors, and potential customers, clients, referral sources and vendors, including, but not limited to, names of these entities or their employees or representatives, preferences, needs or requirements, purchasing or sales histories, or other customer or client-specific information; (c) supplier and distributor lists; (d) pricing policies, methods of delivering services and products, and marketing and sales plans or strategies; (e) products, product know-how, product technology and product development strategies and plans; (f) employees, personnel or payroll records or information; (g) forecasts, budgets and other non-public financial information; (h) expansion plans, management policies and other business strategies; (i) inventions, research, development, manufacturing, purchasing, finance processes, technologies, machines, computer software, computer hardware, automated systems, engineering, marketing, merchandising, and selling; and (j) any information whatsoever about the business and practices of Stryker that was obtained by him during the course of the Employee’s employment with Stryker. Employee agrees that the Employee shall not retain any documents or information concerning Stryker and will return any and all such documents and information directly to Stryker no later than the Termination Date.
8.        Stryker Property.     On or before March 31, 2016, Employee will return to Stryker any and all property in the Employee’s possession which belongs to Stryker, including the following: all keys and security and credit cards; all strategic plans, budget books, and other financial, planning, marketing, strategic, and product development documents; all equipment, products, samples, inventory, tools, computers, and software; all customer files, customer lists account files, price lists, product information, and training manuals; all information relating to the performance and employment of Stryker employees; financial information in any form; and all other documents relating to Stryker’s business, products, personnel, and customers.

9.        Communications. Employee agrees that, at all times, the Employee will refrain from taking any actions or making any statements, oral or written, which have the purpose or effect of injuring or in any way detracting from the reputations of Stryker, its parent company, subsidiaries and divisions, and their present and former divisions, officers, and employees or causing any person or entity to refrain from or cease any employment or business relationship with Stryker, its parent company, subsidiaries and divisions. Stryker agrees that, except as prohibited by law, it will refrain from taking any actions or making any statements, which have the purpose or effect of injuring or in any way detracting from the reputation of Employee.

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10.        Non-Competition. Employee acknowledges and affirms the obligations set forth in the Stryker Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement that Employee signed on or about August 22, 2011, a copy of which is attached as Exhibit D (“Non-Compete Agreement”) and agrees that the receipt of the compensation provided under this Agreement is additional consideration for the post-termination obligations and particularly for entering into the non-competition provisions of the Non-Compete Agreement. Employee understands and agrees that the payments and benefits set forth in paragraph 2 are subject to his full compliance with the commitments and obligations in this Agreement and the Non-Compete Agreement. The parties agree that section 6.6 of the Non-Compete Agreement, including its reporting requirements, do not apply to Employee. Employee understands and agrees that Stryker may collect from him, and that he must forfeit to Stryker, the payments identified in paragraph 2, less $1,000.00, if he fails to comply with the commitments and obligations as set forth in this Agreement.

11.        No Admission of Liability. The parties agree that nothing contained in this Agreement and no actions taken by either party with respect to this Agreement shall be construed as an admission by either party of any liability or obligation, all such liability or obligation being expressly denied.

12.     Acknowledgments. Employee expressly acknowledges the following:

a.This Agreement provides for the release by Employee of any claim that Employee may have under the Age Discrimination in Employment Act, as amended, 29 U.S.C. 621 et seq. along with the release of other claims that Employee may have as described and agreed in paragraphs 5 and 6 of this Agreement.

b.Employee is hereby advised in writing to consult with an attorney before signing this Agreement.

c.Certain of the payments and benefits to be provided to Employee under this Agreement are payments and benefits to which the Employee would not otherwise have been entitled if the Employee did not enter into this Agreement.

d.    Employee affirms that the Employee has reported all hours worked, if applicable, as of the date of this Agreement and that, other than the severance and benefits provided through this Agreement, the Employee has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which the Employee may be entitled as of the date of this Agreement. Employee further affirms that the Employee has no known workplace injuries or occupational diseases, has been provided and/or has not been denied any leave or reasonable accommodation under applicable disability or leave laws, and has faced no reprisal for exercising the Employee’s right to any leave and/or reasonable accommodation.
13.        Review and Consultation. Employee and Stryker acknowledge that they have each had sufficient opportunity to review the terms of this Agreement and to consult with advisors and attorneys of their choice concerning its terms and conditions. Employee acknowledges that the Employee fully and completely understands the terms of this Agreement and their significance, and that the Employee accepts those terms and enters into this Agreement freely and voluntarily thereby binding the Employee, the Employee’s heirs, successors, personal representatives and assigns. Employee warrants that the Employee is fully competent to enter into this Agreement. and the Employee acknowledges that the Employee has been afforded the opportunity to review this Agreement with the Employee’s attorney for at least twenty-one (21) calendar days, that modifications to this Agreement, material or otherwise, do not restart this consideration period, and that the Employee has consulted with the Employee’s attorney prior to executing this Agreement, that the Employee has read and understands this Agreement and enters into it freely and voluntarily. Further, Employee acknowledges that the Employee may

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revoke this Agreement within seven (7) days of signing it and that the Employee must return any amount received hereunder in such event. Such notice of revocation must be provided to Steve Benscoter, Vice President, Human Resources, Stryker Corporation, 2825 Airview Blvd, Kalamazoo, MI 49002 in writing and state “I hereby revoke the Agreement.” Employee further understands that seven (7) days after execution of this Agreement, this Agreement will become effective and enforceable without any further action by Employee or Stryker.

14.        Future Cooperation. Employee agrees that up to and following the Employee’s termination of employment with Stryker, Employee will cooperate with and assist Stryker in the resolution of corporate structure issues; employment and other legal claims and lawsuits; internal and external investigations of Stryker and its employees; any inquiry or investigation by any governmental entity; and other workplace issues concerning which Employee has knowledge. Cooperation will include at a minimum, but not be limited to, additional interviews with Stryker internal and outside counsel both before the termination of the Employee’s employment and a reasonable number of follow up interviews following the termination of the Employee’s employment, assistance with any lawsuits or claims brought against Stryker or investigations of Stryker by any person or entity or any past, present, or future Stryker employee, any lawsuit or claim brought on behalf of Stryker, any requests to prepare or execute materials related to the organizational structure of Stryker Corporation and its affiliated entities and/or assisting Stryker in any response to government inquiries and document requests. Employee further agrees that the Employee will notify Stryker promptly if the Employee is contacted by any third party, including any government agency, concerning any potential claim against Stryker or any investigation of Stryker's current or historical conduct. Nothing in this agreement restricts the ability of Employee to provide information in response to an official government inquiry concerning Stryker or to report possible violations of federal law or regulation to the government, provided that Employee will not disclose information to any party that is protected by the attorney-client privilege or the attorney work product doctrine. Stryker agrees to reimburse the Employee his reasonable documented travel and other related expenses incurred by him in providing such cooperation and assistance. In seeking the Employee’s assistance pursuant to this provision, Company shall provide Employee with reasonable notice of any assistance that may be required and allow the Employee a reasonable amount of time to provide such assistance, subject to the Employee’s business and personal commitments. Such expenses shall be reimbursed within forty-five (45) calendar days following Employee’s submission of documentation of such expenses.

15.        Attorneys’ Fees. Other than as provided within paragraph 16, nothing contained herein shall be interpreted to render any party a prevailing party for any reason, including but not limited to an award of costs or attorneys’ fees.

16.        Choice of Law, Forum Selection, and Remedies. This Agreement shall in all respects be governed by the laws of the State of Michigan. Any legal action or claim relating to the terms of this Agreement shall be filed, heard and decided exclusively in the state courts in Kalamazoo County, Michigan, or the U.S. District Court for the Western District of Michigan (the “Courts”) and the parties hereby consent to the personal jurisdiction and venue of the Courts. The parties further agree that: (a) any breach or threatened breach of paragraph 7 (Trade Secrets and Confidential and Proprietary Information), paragraph 8 (Stryker Property), paragraph 9 (Communications), and paragraph 10 (Non-Competition) of this Agreement would cause irreparable harm to Stryker; (b) a remedy at law or in damages would be inadequate to remedy such a breach or threatened breach; (c) the provisions of paragraphs 7, 8, 9 and 10 of this Agreement may be enforced by way of a restraining order or injunction, in addition to any other remedies which may be available by law; and (d) the non-prevailing party in any action to enforce these provisions shall be liable for the reasonable attorneys’ fees and costs incurred by the prevailing party.

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17.        Indemnification. Employee and Stryker are parties to an Indemnification Agreement dated as of September 1, 2011, incorporated by reference and attached as Exhibit E. To the extent permitted by Stryker’s Authorization Procedure for Employee Indemnification and Advancement of Attorney Fees and Defense Costs (the “Indemnification Authorization Procedure”), the parties agree that the terms of the Indemnification Agreement shall continue in effect in accordance with its terms during the Advisory Period, through and until the Termination Date. To the extent that Employee requests indemnification for a Claim (as defined by the Indemnification Authorization Procedure) that arises based upon Employee’s actions during the Advisory Period, and such indemnification requires approval of Stryker’s Board of Directors, Stryker agrees to seek approval from the Board within thirty (30) calendar days of Employee’s request for indemnification.

18.        Section 409A. The intent of the parties is that payments and benefits under this Agreement either comply with Section 409A or be exempt from the application of Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Employee and Stryker of the applicable provision without violating the provisions of Section 409A. Employee’s Termination Date is intended to be the date as of which he incurs a “separation from service” for purposes of Section 409A.

19.        Severability. All agreements and covenants set forth within this Agreement are severable. In the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreement or covenant were not contained within this Agreement and such invalid agreement or covenant shall be interpreted and applied so that it is enforceable to the fullest extent allowable by law.

20.         Confidentiality. The parties shall keep the terms and provisions of this Agreement confidential, and shall not disclose or discuss any of the terms of this Agreement to or with other persons or entities except as required by law or in order to enforce the terms of this Agreement, and, as to Employee, to the Employee’s counsel, family, and tax and financial planning advisors.

21.        Entire Agreement. This Agreement contains the entire understanding of the parties, and there are no additional promises, representations, assurances, terms or provisions between the parties. This Agreement may not be amended except in writing signed by Employee and a duly authorized officer of Company.

Ramesh Subrahmanian		Stryker Corporation
Signature:	/s/ Ramesh Subrahmanian	Signature:	/s/ Steven P. Benscoter
Date:	September 16, 2015	Name:	Steven P. Benscoter
		Title:	Vice President, Human Resources
		Date:	September 16, 2015

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